LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                          TEN POST OFFICE SQUARE SOUTH
                             BOSTON, MA 02109-4603

                           TELEPHONE: (617) 728-7100
                              FAX: (617) 426-6567




                                February 24, 1997



Scudder Funds Trust
Two International Place
Boston, MA  02110

          Re:      Rule 24f-2 Notice
                   -----------------

Gentlemen:

         Scudder Funds Trust, formerly Scudder Target Fund, (the "Trust") is a trust created under a written Declaration of Trust dated July 24, 1981, and executed and delivered in Boston, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Declaration of Trust dated December 21, 1987 (as further amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with a par value of $.01 per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Shares into two or more series. By instruments dated June 29, 1989 and March 7, 1990, the Trustees changed the names of the series of the Trust such that the existing six series of the Trust were designated as follows:
Scudder Zero Coupon 1990 Fund, Scudder Zero Coupon 1995 Fund, Scudder Zero Coupon 2000 Fund, Scudder Zero Coupon 2005 Fund, Scudder Zero Coupon 2010


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Scudder Funds Trust
February 24, 1997
Page Two
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Fund and Scudder Short Term Bond Fund. By written instruments dated December 31,
1990 and July 15, 1992, the Trustees abolished and dissolved Scudder Zero Coupon 1990 Fund and Scudder Zero Coupon 1995 Fund.

         By votes adopted on December 5 and 6, 1995 and December 2 and 3, 1996, the Trustees of the Trust authorized the President, any Vice President, the Secretary, and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, and to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares. No Shares of the Scudder Zero Coupon 2005 Fund or Scudder Zero Coupon 2010 Fund have been issued or sold.

         We understand that you are about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration of 39,296,378 Shares (including 7,319,351 Shares issued in connection with dividend reinvestment plans) sold in reliance upon said Rule 24f-2 during the fiscal year ended December 31, 1995.

         We are of the opinion that all necessary Trust action precedent to the issue of said 39,296,378 Shares was duly taken. We are of the further opinion that all such Shares were legally and validly issued, fully paid and nonassessable by the Trust. In rendering the opinion expressed in the preceding sentence, we rely on certification by an officer of the Trust that the Trust or its agent received consideration for such Shares in accordance with the provisions of the Trust's Declaration of Trust, and we assume that the sale of such Shares was effected in compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above.

                                        Very truly yours,

                                   /s/Dechert Price & Rhoads